UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Adobe Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Adobe Inc.
345 Park Avenue
San Jose, California 95110-2704

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FOR
THE 2026 ANNUAL MEETING OF STOCKHOLDERS

March 25, 2026

This proxy statement supplement (this “Proxy Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Adobe Inc. (“Adobe”) filed with the U.S. Securities and Exchange Commission on February 27, 2026 in connection with the solicitation of proxies by Adobe’s Board of Directors (the “Board”) for its 2026 Annual Meeting of Stockholders to be held virtually on April 15, 2026 at 9:00 a.m. Pacific Time (the “Annual Meeting”).

The purpose of this Proxy Supplement is to provide subsequent information relating to Adobe’s Chief Executive Officer's decision to transition from his role as Chief Executive Officer. Except as updated by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged. This Proxy Supplement should therefore be read in conjunction with the Proxy Statement.

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On March 9, 2026, Shantanu Narayen notified Adobe of his decision to transition from his role as Adobe’s Chief Executive Officer. Adobe is conducting a search for Mr. Narayen’s successor. Mr. Narayen will remain as Adobe’s Chief Executive Officer until his successor is appointed. Mr. Narayen will remain as Chair of Adobe’s Board of Directors.

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VOTING MATTERS

This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a stockholder, your vote is very important, and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by internet, telephone, or mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked.